Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

424B5

(Form Type)

Rexford Industrial Realty Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.01 per share (“Common Stock”)	457(o) and 425(r)	17,179,318	$48.95	$840,927,616.10(1)	0.00014760	$124,120.92(1)

Fees Previously Paid	Equity	Common Stock	—	—	—	—	—	—

	Total Offering Amounts				—	$840,927,616.10(1)	—	—

	Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$124,120.92

(1)

The filing fee is calculated in accordance with Rule 457(o) and 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-275138) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.